DATED June 13, 2007

Between

CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

And

THE PERSONS LISTED IN SCHEDULE 2

And

568 NETWORK INC

SHAREHOLDERS' AGREEMENT

TABLE OF CONTENTS

Clause Nos | Page

6

THIS AGREEMENT is dated June 13, 2007

PARTIES

1. **CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.**, a company incorporated under the laws of the Republic of Singapore and having its registered office at Level 27, Prudential Tower, 30 Cecil Street, Singapore 049712, (**"Cryptologic"**).

2. **THE PERSONS LISTED IN SCHEDULE 2 ("Individual Shareholders").**

3. **568 NETWORK INC**, a company incorporated under the laws of Canada and having its registered office at 401 Alden Road, Suite 15 Markham, Ontario, Canada, L3R 4N4 **(the "Company")**

BACKGROUND

(A) The Company is a private company limited by shares incorporated under the laws of Canada and is authorised to issue an unlimited number of Preference A Shares and an unlimited number of common shares.

(B) At the date hereof, each Individual Shareholder is the registered owner of such ordinary shares as is listed against each Individual Shareholder's name in Schedule 2.

(C) Pursuant to promissory notes dated 9 February 2007 and 13 April 2007, Cryptologic has invested into the Company the sum of One Hundred and Twenty-Six Thousand United States Dollars (US$126,000.00). CryptoLogic wishes to convert the said debt into Preference A Shares representing 12.5% of the entire issued share capital of the Company.

(D) G4BOX inc is a private company incorporated under the laws of Canada and is wholly owned subsidiary of the Company. (**"G4BOX"**).

(E) Some of the Individual Shareholders have a common controlling interest in Shanghai Luowei Internet Technology Co. Ltd. which is a company established in the PRC (**"Luowei"**)

(F) The Shareholders have agreed to enter into this agreement for the purpose of regulating their relationship as shareholders of the Company.

AGREED TERMS

1. INTERPRETATION

1.1 The definitions and rules of interpretation in this clause apply in this Agreement, unless the context otherwise requires:-

"Accounting Period"	means such year or other period by reference to which annual statutory profit and loss account balance sheet of the Company of any of its subsidiaries shall be prepared.
"Agreement"	means this Agreement together with the

c6

Schedules hereto.

"Auditor"	means the auditors of the Company appointed pursuant to section 3.8 herein.
"Board"	means the board of Directors of the Company.
"Business"	means the business of the Company as described in clause 2.1 and such other business as the Shareholders may agree.
"Business Day"	means a day (other than a Saturday or Sunday) when banks in Canada are open for business.
"CAD$"	means the lawful currency of Canada.
"Chinese Markets"	means those markets where the Business is targeted at primarily the Chinese speaking community in any country who are customers or potential customers of the online games products developed by the Company and shall include but not limited to the PRC, Taiwan, Macau, Hong Kong, the other Asian countries and major American and European cities with substantial Chinese diasporas or communities.
"Conversion Date"	means the day the service of the Conversion Notice is received by the Company.
"Conversion Notice"	means the notice of conversion given pursuant to Clause 17.2 in the form set out in Schedule 8
"Conversion Right"	means the right of Cryptologic to convert the Loan into Shares as provided in Clause 17.1.
"Deed of Adherence"	means a deed in the form set out in Schedule 1 or a deed in such other form as the Shareholders may agree.
"Directors"	means the directors for the time being of the Company and **"Director"** refers to any of them.
"Encumbrance"	means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

6

"Event of Default"	means any circumstance described as such in Clause 18 of this Agreement for the purposes of the Loan.
"Group"or "Group Companies"	means the Company and its subsidiaries, any related companies including any commercial interest arising from the relationship with Luowei.
"Intellectual Property Rights"	means patents, rights to inventions, utility models, copyright, trademarks, service marks, trade, business and domain names, rights in goodwill, unfair competition rights, rights in design, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.
"Loan"	means the loan as described in Clause 16.3.
"Potential Event of Default"	means any event which will become (with the passage of time, the giving of notice, the making of any determination under this Agreement or any combination thereof) an Event of Default.
"PRC"	means the People's Republic of China.
"Preference A Shares"	means the preference shares of the Company as described in clause 14 below.
"Quarterly Advance"	means such amount of the Loan to be advanced to the Company in instalments to be paid quarterly on the first day of each quarter as provided in Schedule 6 hereto, upon and subject to the terms and conditions hereof.
"Secured Assets"	means all the assets and undertaking of the Company and its subsidiaries.
"Security Document"	means a debenture taking a fixed and floating charge over the assets and undertaking of the Company.

"Shareholder" means Cryptologic or any of the Individual Shareholders as the context requires, and **"Shareholders"** means all of them together with any other shareholder for the time being of the Company.

"US$" means the lawful currency of the United States of America.

1.2 Clause and schedule headings do not affect the interpretation of this agreement.

1.3 A **person** includes a corporate or unincorporated body.

1.4 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment, and includes any subordinate legislation for the time being in force made under it.

1.5 **Writing** or **written** includes faxes and electronic mail.

1.6 Documents in **agreed form** are documents in the form agreed by the parties and initialled by them for identification.

1.7 Words in the singular include the plural and in the plural include the singular.

1.8 Reference to **"issued share capital of the Company"** or **"issued and outstanding share capital of the Company"** in this Agreement shall, for the avoidance of doubt, be deemed to include preference shares, ordinary shares and any other class of shares of the Company that may come into existence.

1.9 Reference to **"shares"** in this Agreement shall, for the avoidance of doubt, include preference shares, ordinary shares and any other class of shares of the Company that may come into existence.

2. BUSINESS OF THE COMPANY

2.1 The primary object of the Company is to carry on the business of a games publisher, developer and operator (including but without limitation to publishing, developing and operating online games primarily for the Chinese language market).

2.2 The Individual Shareholders shall procure (so far as is possible in the exercise of their rights and powers) that the Company proceeds with the Business in all respects and continues to pursue the same with reasonable despatch. The Individual Shareholders shall procure that the Business is conducted to the best interests of the Company on sound commercial profit-making principles so as to generate the maximum achievable profits available for distribution. The Individual Shareholders and the Company shall not enter into any transaction, arrangement, agreement or other activity which is illegal, immoral or contrary to public policy or is in violation of any laws of any jurisdiction.

2.3 Any dealings with any of the Company's subsidiaries and/or the Individual

Shareholders or any associates of such persons in relation to the supply of goods or services shall be on normal arm's length terms negotiated between the relevant parties and no such person shall claim or be entitled to any preferential treatment in relation thereto by reason of the relationship of such persons under this Agreement or any shareholding in connection with the Company.

2.4 The Individual Shareholders shall, for as long as they hold shares in the capital of the Company, procure (so far as is possible in the exercise of their rights and powers) that the business of the Company is carried on in accordance with the documents prescribing its constitution as adopted by the Company for the time being and this Agreement.

2.5 The Company shall procure that it shall do all such acts and things necessary for the establishment of a new company ("**Newco**") incorporated in the PRC as a joint venture between the Company and other strategic partners of the Company in the PRC ("**PRC Partners**") for the development and/or operation of online games for the Chinese Market, including but not limited to:

2.5.1 obtaining all necessary licences, permits, consents, if any required, to allow Newco to develop and/or operate online games;

2.5.2 assisting in making an application for and obtaining a licence to operate the China Welfare Lottery online services;

2.5.3 cooperate with Newco and PRC Partners to use all necessary resources, expertise and contacts to become the preferred systems and service provider in relation to online gaming in the PRC and the China Welfare Lottery online services;

2.5.4 whenever possible to carry out all activities for the PRC through Newco; and

2.5.5 ensure all applicable laws relating to Newco and the joint venture within the PRC are fully complied with and continued to be complied with from the date of incorporation of Newco.

2.6 The Company undertakes that it shall:

2.6.1 not directly or indirectly compete with Cryptologic in the Chinese Market or establish by itself or in association with any other party during the term of this agreement and for a period of three years thereafter and competitive or related business in the PRC without the prior written consent of Cryptologic; and

2.6.2 protect and not infringe in any way the Intellectual Property Rights of Cryptologic and Newco.

2.7 The Shareholders undertake that they will not infringe and will at all times protect the Intellectual Property Rights of each other and that of the Company.

2.8 The Shareholders and the Company agree that, in exercising any of the Company's right to any appointment of the chief representative or of any members to the board of Newco, they shall first require the prior written approval of Cryptologic.

8

2.9 The Company shall have a chairman, president, vice president and/or a managing director (or an officer holding similar position) appointed by the Board upon the recommendation of Cryptologic. The other Shareholders shall procure their respective nominated Directors to appoint or remove (as the case may be) the aforesaid chairman, president, vice president and/or managing director as recommended by Cryptologic at its discretion. The Board shall specify the powers and duties of the aforesaid officers upon the recommendation of Cryptologic.

2.10 The Shareholders and the Company shall undertake (in so far as is possible) that they shall enter into such arrangements and agreements as are necessary to govern the operation of Newco and their relationship with any PRC Partners.

2.11 In the event that any part of the Business of the Company, the business of Newco or the business of any other subsidiary of the Company cannot be carried on by a wholly owned foreign entity, for any reason whatsoever, then the Shareholders agree that any such business is to be carried on by a company incorporated within the PRC by one or more of the Individual Shareholders (**"Domestic Company"**).

2.12 Subject to the prior approval of Cryptologic the Individual Shareholders will take such steps as may be necessary to incorporate and organise the Domestic Company.

2.13 The Individual Shareholders undertake and procure that:

2.13.1 they shall operate the Domestic Company in accordance with the instructions of the Board;

2.13.2 the Domestic Company shall enter into any and all agreements, arrangements and other documents as may be necessary or advisable, and as determined by the Board, in order that the economic benefit of the business being operated by the Domestic Company will revert to Newco or the Company as appropriate (**"Economic Benefit Agreements"**);

2.13.3 the Domestic Company and Newco and their respective board of directors shall not dispose of any assets or business of the Domestic Company and Newco without the prior written consent of the Company;

2.13.4 that Newco shall appoint George Zhuo Chen its legal representative; and

2.13.5 that Newco will not enter into any arrangement or agreement which may adversely affect Cryptologic or its indirect investment in Newco and that the directors and shareholders of Newco shall carry out such due diligence as may be necessary to ensure their conduct or any arrangement or agreement will not adversely affect Cryptologic.

2.14 Dong Huang, Yan Li and Zengwen Lei ("Luowei Management") represent and undertake that they will hold the shares in the capital of Luowei solely for the benefit of the Company. Luowei Management agree that all Company shares held by them, as described in Schedule 2 hereto ("Escrow Shares") shall be held in escrow by the Company's solicitors for a period of up to three months from the date of this Agreement ("Escrow Period") and only released from escrow when the Company is satisfied that all the tangible and intangible assets, personnel, business and goodwill

4

of Luowei, (whether by transfer of assets or shares) has been transferred to Newco ("Newco Transfer"). If at the end of the Escrow Period the Newco Transfer remains incomplete, the Company may at its option (exercisable at any time prior to the completion of the Newco Transfer) direct its solicitors to transfer the Escrow Shares to the Company for cancellation without consideration being paid to Luowei Management, and upon such cancellation, this Agreement shall be terminated and be of no further force and effect as with respect to each member of Luowei Management.

2.15 In consideration of the mutual covenants herein between the parties, the Individual Shareholders unconditionally and irrevocably, jointly and severally, guarantees the performance and observance of the obligations of the Domestic Company under the Economic Benefit Agreements:

2.15.1 The guarantee in clause 2.15 is a continuing guarantee and shall not be affected by any act, omission, matter or thing which, but for this clause 2.15.1 would reduce, release or prejudice any of the Individual Shareholders obligations under Clause 2.15;

2.16 As an independent obligation, without prejudice to clause 2.15 the Individual Shareholders unconditionally and irrevocably, jointly and severally, agree to fully indemnify and keep indemnified Cryptologic and the Company from and against any losses, costs, claims, liabilities, damages, expenses suffered or incurred by Cryptologic and the Company arising from:

2.16.1 the failure by the Domestic Company to comply with any of its obligations under the Economic Benefit Agreements and this Agreement; and/ or

2.16.2 the failure by any one of the Individual Shareholders, who is acting as the Chinese legal representative of the Company or any of the Company's subsidiaries, to act in accordance with the instructions of the Board.

2.16.3 The failure of any Individual Shareholders, including without limitation, Luowei Management, to effect any part of the Newco Transfer.

2.16.4 The failure of the Individual Shareholders to comply with any of their obligations under the Economic Benefit Agreements.

3. ACCOUNTS, BUDGETS AND INFORMATION

3.1 The Individual Shareholders shall each use all rights available to them to procure that the Company shall:

3.1.1 keep proper such books of account and other business records in accordance with such procedures and parameters as prescribed by Cryptologic and which may be consistent with the financial obligations imposed upon Cryptologic and any of its Group Companies, by virtue of them being listed on any recognised stock exchange; and

3.1.2 carry on and conduct its business and affairs in a proper and efficient manner in accordance with all applicable legal requirements and with the provisions of its constitutional documents and this Agreement.

26

3.2 The financial statements of the Company and its subsidiaries shall be prepared in accordance with the accounting standards and generally accepted accounting principles consistently applied in such jurisdiction of the Company or its subsidiaries.

3.3 In respect of each Accounting Period the Individual Shareholders shall procure that the Company shall prior to the commencement of such Accounting Period prepare a detailed budget and business plan for the Company for approval by the Board and adoption by the Company.

3.4 The Company may adopt budgets for specific projects save that no such budget shall be adopted or put into effect unless it shall first have been approved by the Board.

3.5 Any budget or business plan which has been adopted or deemed adopted pursuant to this clause may from time to time be updated or adjusted as the Board shall think fit.

3.6 The Shareholders shall be kept in close touch with the Business and shall be furnished to such extent and in such form and detail as they may from time to time reasonably require with particulars of any matters concerned with and arising out of the Business, provided such information or documents are available and, in particular but without prejudice to the generality of the foregoing, they shall be furnished with, provided such information and documents are available, including but not limited to:

3.6.1 a business plan for the operation of the Business, showing details including but not limited to profit forecast, projected trading and cash flow figures, manning levels and all material proposed acquisitions, disposals and other commitments for that Accounting Period in respect of the Company and its subsidiaries for each Accounting Period and so that such shall be submitted to the Board for approval;

3.6.2 copies of the audited financial statements of the Company and its subsidiaries and any consolidated audited financial statements of the Group in respect of each Accounting Period forthwith on the same becoming available and in any event not later than the expiration of three (3) months from the date of each such Accounting Period;

3.6.3 copies of unaudited financial statements of the Company and its subsidiaries and any unaudited consolidated financial statements of the Group on a half-yearly basis no later than forty five (45) days from the end of the first two quarters of each Accounting Period;

3.6.4 the budget of the Company its subsidiaries; and

3.6.5 copies of monthly management accounts consisting of profit and loss statement and balance sheet of the Company and other operational parameters as prescribed by.

3.7 A Shareholder holding an interest of 10% or more in the equity of the Company, shall have the right independently to call for, to exercise and inspect at all reasonable times, the books, records and accounts of the Company and its subsidiaries and may appoint and authorise any person or persons to make such examination on their behalf. The

d

Shareholders shall procure that the employees concerned and the Auditors shall co-operate with such persons and provide access to such information and records as well as any explanations as such persons may reasonably request in relation to the Group accounts and records.

3.8 The Shareholders agree that the Auditor shall be nominated by Cryptologic and the Individual Shareholders shall procure their respective nominated Directors to nominate such auditor as recommended by Cryptologic in its discretion. For the avoidance of doubt, the Shareholders agree to appoint the Auditor nominated according to this clause 3.8. In the event that the Auditor is required to make any determination under this Agreement that will result in determination of valuation affecting the rights of Individual Shareholders, such as determination of Fair Value under section 9 of this Agreement, then for the limited purpose of performing such work, a speical Auditor, who may not be the regular Auditor of the Company shall be appointed. Such special Auditor shall be selected by mutual agreement between the the Inidividual Shareholders and Cryptologic.

4. INVESTMENT BY CRYPTOLOGIC

4.1 Cryptologic shall invest a sum up to US$1,250,000 at its sole discretion payable to the Company in accordance with, and subject to achievement of the revenue milestones as set out in Schedule 6 and in the manner set out below in clause 4.1.1:

4.1.1 The US$1,250,000 investment shall include:

(a) the US$126,000 investment already made pursuant to promissory notes dated 9 February 2007 and 13 April 2007 ("**1st Investment**");

(b) the US$374,000 investment to be made upon signing of this Agreement ("**2nd Investment**");

(c) an investment of US$296,000 ("**3rd Investment**"); and

(d) a loan of US$454,000 ("**1st Advance**").

4.2 In consideration for the 1st Investment and 2nd Investment, the Company shall issue, subject to clause 4.10.1, new Preference A Shares which shall represent 12.5% of the entire issued share capital of the Company.

4.3 Cryptologic shall make the 3rd Investment in the Company provided that Cryptologic is satisfied that the Company has achieved the aggregate revenue target associated with the fiscal quarter, as set out in Schedule 6 immediately prior to the advance date of the 3rd Investment. For the avoidance of doubt if the Company does not achieve its revenue targets, Cryptologic may at its discretion either, choose not to make the 3rd Investment or choose to make it at a later date.

4.4 In consideration for the 3rd Investment, the Company shall issue to Cryptologic new Preference A Shares, representing 7.4% of the entire issued share capital of the Company. Upon the issue of such Preference A Shares the total shareholding of Cryptologic, at that time, shall be 19.9% of the entire issued share capital of the Company.

4

4.5 Cryptologic shall make the 1st Advance to the Company provided that Cryptologic is satisfied that the Company has achieved the aggregate revenue targets associated with the fiscal quarter as set out in Schedule 6 hereto, immediately prior to the advance date of the 1st Advance.

4.6 Cryptologic may invest such further sums into the Company by way of Loan ("**Additional Loan**") at its sole discretion and at such times as it may determine from time to time.

4.7 The 1st Advance and the Additional Loan shall be loaned to the Company pursuant to terms and conditions in Clause 16 below. Cryptologic may capitalise the 1st Advance and the Additional Loan into Preference A Shares in accordance with the terms of Clause 16 and 17 below.

4.8 The Shareholders procure that they shall do all things necessary including but without limitation to amending the, articles of association and any by-laws or constitution of the Company, to allow the Company to capitalise the Loan into Preference A Shares in accordance with the terms and conditions of this Agreement.

4.9 In the event the Company is required to issue further shares to Cryptologic in accordance with clause 4.2, clause 4.4, clause 10.1or pursuant to any conversion rights described in Clause 17 below, the other Shareholders of the Company agree to waive all their rights to pre-emption on issue of such further shares in the Company to Cryptologic, whether such rights are existing in the memorandum and articles of association, by-laws or other constitutional document of the Company or this Agreement.

4.10 The Shareholders and the Company procures that they shall do all such things and acts and take all steps as necessary to ensure that the repayment of any and all other amounts owed to the Individual Shareholders or to third parties which transactions are conducted by the Individual Shareholders on behalf of the Company and are considered by Cryptologic not to be at arm's length, except and salaries or bonus approved by the Board ("**Subordinated Debt**") shall be subordinated to any amounts due to Cryptologic by the Company and that the Company shall not repay any Subordinate Debt prior to Cryptologic being repaid all amounts of the Loan from Cryptologic to the Company, whether by way of debt or equity.

5. MATTERS REQUIRING CONSENT OF THE SHAREHOLDERS

The Shareholders shall, for as long as they hold shares in the capital of the Company, procure (so far as is possible in the exercise of their rights and powers) that the Company shall not engage in any of the following without the prior written consent of Cryptologic; and that the Company shall not engage in activities specified in sections 5.1 – 5.8, 5.11-5.16 and 5.19-5.20 inclusive without the prior written consent of Shareholders holding 75% or more of the voting shares of the Company:

5.1 cease to be a private company or change the nature of its business from the type of business conducted on or prior to the date of this agreement; or

5.2 amend its articles of association or the objects contained in its memorandum of

4

association or any other document which contains the constitution of the Company; or

5.3 change the name of the Company; or

5.4 sell, transfer, lease, assign or otherwise dispose of the whole or any part of its undertaking, property, assets or any subsidiary, or any interest therein or contract to do so whether or not for valuable consideration; or

5.5 create or issue any new shares, create or issue a new class of shares, alter any rights attaching to any class of share in the capital of the Company or consolidate, subdivide any of the Company's share capital or create any option or right to acquire any shares in the capital of the Company; or

5.6 conduct its business otherwise than in the ordinary course of business on an arms-length basis; or

5.7 appoint a committee of the Directors of a local board or delegate any of the powers of the Directors to a committee or local board; or

5.8 merge or amalgamate with any other company or undertaking, or acquire directly or indirectly any interest in any shares or other security convertible into shares of any other company, or form or acquire any subsidiary; or

5.9 purchase, lease or otherwise acquire assets or any interests therein which exceed the amount provided for in the Company's agreed budget from time to time; or

5.10 enter into any contract, transaction or arrangement of an amount exceeding that provided for in the Company's agreed budget from time to time without full and complete disclosure to the Shareholders and with the express written consent of all the Shareholders; or

5.11 effect any increase, reduction, sub-division, cancellation, purchase or redemption of the capital or any allotment or issue of shares of the Company; or

5.12 borrow any money in excess of any limits agreed between the Shareholders, or create any mortgage, charge, debenture, pledge, lien or other encumbrances over the undertaking or assets of the Company, or factor, assign, discount or otherwise dispose of any book debts or other debts of the Company; or

5.13 give any guarantee, make any payment or incur any obligation or act as surety otherwise than in connection with the Company's ordinary business for the time being; or

5.14 lend or agree to lend, grant any credit or make any advance to any person otherwise than in the ordinary course of the business of the Company; or

5.15 pass any resolution or engage in any other matter which represents a substantial change in the nature of the business of the Company or in the manner in which the business is conducted; or

5.16 hold any meeting of the shareholders or purport to transact any business at such meeting, unless authorised representatives or proxies are present for each of the

6

Shareholders; or

5.17 engage any employee at a salary or increase in remuneration of any employee in either case in excess of any amount provided in the agreed annual budget of the Company, or dismiss any employee (except summarily for gross misconduct in circumstance justifying such dismissal; or

5.18 do or permit to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily, otherwise than in accordance with the terms of this Agreement; or

5.19 redeem, purchase, or grant options or share warrants over any shares or issue securities convertible into shares or debentures; or

5.20 pay any dividend or make any other distribution out of capital profits, capital reserve or otherwise; or

5.21 change Auditors of the Company; or

5.22 change the bankers of the Company; or

5.23 change the registered office of the Company; or

5.24 amend, deal with, sell, transfer, assign, licence, sub-licence or otherwise dispose of in any way any Intellectual Property Rights of the Company including any Intellectual Property Rights that the Company may own, licence, sub-licence from or to a third party; or

5.25 make a decision on any matter relating to the Company or any of its subsidiaries or controlling companies including but without limitation to decisions relating to management and control of the board of the Company or any of its subsidiaries or controlling companies, the appointment of any chief representative, operation of any bank accounts of the Company or any of its subsidiaries or controlling companies and any decision to be taken by the Company as a shareholder of the Company or any of its subsidiaries or controlling companies; or

5.26 effect all or any of the above in respect of any subsidiary of the Company.

6. TRANSFER OF SHARES

6.1 Subject to clauses 20 and 21, no Shareholder shall sell, transfer, assign, pledge, charge or otherwise dispose of any share or any interest in any share in the Company except as permitted by this Agreement or with the prior written consent of the Shareholders.

6.2 Except for transfers for which the remaining Shareholders give their prior written consent, no Shareholder shall transfer any shares unless he transfers all (and not some only) of the shares held by him.

6.3 Notwithstanding any provision in the articles of association of the Company, no shareholder may transfer any shares in the Company or any interest in such shares unless before the transfer takes effect the proposed transferee has entered into a Deed

6

of Adherence with the other parties to this Agreement in the form set out in Schedule 1 or entered into a new shareholders' agreement with all the existing Shareholders based on the terms of this Agreement but subject to such further terms being inserted or amended at the discretion of the existing Shareholders.

6.4 A Shareholder wishing to transfer shares in the Company (**"Seller"**) shall give notice in writing (**"Transfer Notice"**) to the remaining shareholders (**"Ongoing Shareholders"**) specifying the details of the proposed transfer, including the identity of the proposed buyer(s) and the price for the shares. A Transfer Notice shall be irrevocable except with the sanction of the Directors.

6.5 Within twenty-one (21) Business Days of receiving the Transfer Notice, the Ongoing Shareholders shall give a notice to the Seller saying that *they* wish to:

6.5.1 purchase the shares in the Transfer Notice which as nearly as may be pro rata according to the number of shares held by the Ongoing Shareholder, at the price specified; or

6.5.2 purchase the shares in the Transfer Notice which as nearly as may be pro rata according to the number of shares held by the Ongoing Shareholder, but that the price specified is too high.

6.6 If the Ongoing Shareholders wish to purchase the Seller's shares but consider the price specified to be too high, the parties shall endeavour to agree a price. If the parties fail to reach agreement within twenty-one (21) Business Days of the Transfer Notice, the Auditors shall determine the Fair Value (as defined below) of the shares in accordance with clause 9.

6.7 If the Seller does not agree with the Fair Value as certified in the Auditors' written notice, he may revoke the Transfer Notice, by notice in writing to the Ongoing Shareholders within seven (7) Business Days of delivery of the Auditors' written notice. If the Seller revokes the Transfer Notice, he is not entitled to transfer the shares except in accordance with this Agreement.

6.8 If the Ongoing Shareholders do not agree with the Fair Value as certified in the Auditors' written notice, they shall give notice to the Seller within seven Business Days of delivery of the Auditors' written notice.

6.9 Subject to the Seller not exercising his right to revoke the Transfer Notice, and the Ongoing Shareholders not giving notice in writing to the Seller within seven (7) Business Days of the date of the Auditors' written notice that they do wish to purchase the shares, completion of the sale of the shares comprised in the Transfer Notice at the Fair Value, or price specified and agreed pursuant to clause 6.5.1 (as the case may be), shall take place in accordance with clause 8.

6.10 If the Ongoing Shareholders fail to give notice under clause 6.5, 6.8 or give notice under clause 6.9.

6.10.1 the Seller is entitled to transfer his shares to the third party buyer identified in the Transfer Notice at a price not less than the price specified in the Transfer Notice (or the Fair Value, if lower); and

8

6.10.2 the Seller shall procure that any buyer of shares that is not a party to this Agreement shall, at completion, enter into a shareholders' agreement in relation to such shares with the parties to this Agreement on the same terms that apply to the Seller.

7. SHARE TRANSFER EVENTS OF DEFAULT

7.1 A Shareholder is deemed to have served a Transfer Notice under clause 6.4 immediately before any of the following events of default:

7.1.1 his death; or

7.1.2 a bankruptcy order being made against him, or an arrangement or composition being made with his creditors, or where he otherwise takes the benefit of any statutory provision for the time being in force for the relief of insolvent debtors; or

7.2 Subject to a majority of the non-defaulting Shareholders approving same, a Shareholder is deemed to have served a Transfer Notice under clause 6.4 immediately before any of the following events of default:

7.2.1 he commits a material breach of any obligation under this Agreement and fails to remedy such breach within twenty eight (28) Business Days of notice to remedy the breach being served by all the other Shareholders.

7.2.2 In the case of a corporate shareholder if any such shareholder:

7.2.2.1 shall go into voluntary liquidation (otherwise than for the purpose of reconstruction or amalgamation) or an order of the court is made for its compulsory liquidation or shall have a receiver, administrator or other such official is appointed in respect of a substantial part of its assets;

7.2.2.2 shall make any compromise or arrangement with its creditors; or

7.2.2.3 shall be unable to pay its debts as they fall due.

7.3 The deemed Transfer Notice has the same effect as a Transfer Notice, except that:

7.3.1 the deemed Transfer Notice takes effect on the basis that it does not identify a proposed buyer or state a price for the shares and the parties shall refer the question of a valuation to the Auditors under clause 9;

7.3.2 the Auditors are required to determine the Fair Value for the shares and the purchase price of shares transferred under this clause shall be 75% of the Fair Value;

7.3.3 the Seller, his estate or any receiver, administrator or liquidator does not have a right of withdrawal following a valuation;

7.3.4 on the completion of any sale in accordance with this clause, the buyer is not required to procure the discharge of any security given by the Seller or to procure the release of any debts of the Company to him; and

7.3.5 if the Ongoing Shareholders do not accept the offer in the deemed Transfer Notice, the Seller, his estate or any receiver, administrator or liquidator does not have the right to sell the shares to a third party and the Company shall be wound up forthwith upon the Ongoing Shareholders giving notice in writing to the Company within twenty eight (28) Business Days from the delivery of the deemed Transfer Notice or written notice of the Fair Value, whichever is the later.

8. COMPLETION OF SHARE PURCHASE

8.1 Completion of the sale and purchase of shares under clause 6 and clause 7 of this Agreement shall take place twenty eight (28) Business Days after:

8.1.1 the day of delivery of the Transfer Notice, unless the Auditors have been requested to determine Fair Value; or

8.1.2 the day of delivery of the Auditors' written notice of Fair Value.

8.2 At such completion:

8.2.1 the Seller shall deliver, or procure that there is delivered to the Ongoing Shareholders, a duly completed share transfer form transferring the legal and beneficial ownership of the relevant shares to the Ongoing Shareholders, together with the relevant share certificates and such other documents as the Ongoing Shareholders may reasonably require to show good title to the shares, or to enable them to be registered as the holders of the shares;

8.2.2 the Ongoing Shareholders shall deliver or procure that there is delivered to the Seller a bankers' draft made payable to the Seller or to his order for the purchase price; and

8.2.3 if following the sale the Seller holds no further shares in the Company, the Seller shall deliver, or procure that there are delivered to the Company, resignations from any Directors appointed by the Seller, such resignations to take effect at completion of the sale of the shares.

8.3 The shares are sold by the Seller with full title guarantee.

8.4 If any Ongoing Shareholder fails to pay the purchase price on the due date, without prejudice to any other remedy which the Seller may have, the outstanding balance of the purchase price shall accrue interest at a rate equal to 5% above the base rate of The Royal Bank of Canada from time to time.

8.5 The parties shall procure the registration (subject to due stamping by the Ongoing Shareholders) of the transfers of shares in the Company effected pursuant to this clause and each of them consents to such transfers and registrations under this agreement and the articles of association.

4b

9. FAIR VALUE

9.1 The fair value for any shares to be transferred under this Agreement is that proportion of the amount the Auditors consider to be the fair value of the entire issued share capital of the Company that the Seller's shares bear to the entire issued share capital of the Company ("**Fair Value**").

9.2 In determining the Fair Value of the entire issued share capital of the Company, the Auditors will act as experts and not as arbitrators and will determine the Fair Value in writing, relying on the following assumptions:

9.2.1 the sale is between a willing seller and a willing buyer;

9.2.2 the shares are sold free of all restrictions, liens, charges and other encumbrances;

9.2.3 the sale is taking place on the date the Auditors were requested to determine the Fair Value;

9.2.4 the Company is carrying on business as a going concern, and it will continue to do so; and

9.2.5 the Preference A Shares are economically superior to the common shares.

9.3 If any difficulty shall arise in applying any of the foregoing assumptions or bases then such difficulty shall be resolved by the Auditors in such manner as he shall in his absolute discretion think fit.

9.4 The parties will use their reasonable endeavours to procure that the Auditors determine the Fair Value within twenty one (21) days of being requested to do so.

10. ISSUE OF FURTHER SHARES

10.1 Subject to clause 4.9 above, if the Company wishes to issue further shares, the Shareholders shall procure (so far as is possible in the exercise of their rights and powers) that the Company gives notice to each Shareholder stating the number of shares to be issued and the price of the shares.

10.2 Each Shareholder shall have the option, but not the obligation, to subscribe for, at the price stated in the notice, that proportion of the shares proposed to be issued which the number of shares held by him bears to the total number of shares in issue at the time the Company gives its notice. Each Shareholder may exercise the option by giving notice to the Company, at any time within twenty-one (21) Business Days following the Company's notice, accompanied by a banker's draft made payable to the Company in respect of full payment for the shares to be subscribed for.

10.3 Any shares referred to in the Company's notice in respect of which the Shareholders do not exercise their options (the "Unexercised Shares"), may be issued by the Company in accordance with its notice; provided that i) any such issue is completed within twenty-one (21) Business Days after the Company's notice, and

6

ii) any Shareholders exercising the option described in Clause 10.2 above (the "Purchasing Shareholders"), shall be entitled to purchase any or all of the Unexercised Shares pro rata, having regard to the preparation which the total number of Shares held by each Purchasing Shareholder shall bear to the amount held by all of the Purchasing Shareholders.

11. DIRECTORSHIPS

11.1 There shall be four (4) Directors on the Board of the Company, two (2) of whom to be nominated by Cryptologic and the other two (2) by the Individual Shareholders.

11.2 Cryptologic may, at any time, increase the total number of Directors on the Board to five (5) by nominating and appointing the additional 5th Director at such time.

11.3 The right to nominate Directors of the Company conferred on the Shareholders shall include the right at any time and from time to time to remove from office and to determine the period which such persons shall hold office as director. Whenever a Director ceases to be a Director for any reason whatsoever, the Shareholder which appointed him shall be entitled to appoint another person to replace him as a director.

11.4 Any appointment or removal of Directors as aforesaid shall be made in writing and be signed by the duly authorised officer of the appointor and shall take effect as from the date of its receipt at the registered office of the Company or on the date of appointment specified in the notice, whichever is later.

11.5 The Individual Shareholders may exercise any right conferred upon them as a group purusant this Agreement by a written instructment signed by such number of Individual Shareholders holding a majority (or such higher threshold on this Agreement may require) of voting shares among all the voting shares held by the Individual Shareholders at the time.

12. MEETINGS OF DIRECTORS AND SHAREHOLDERS

Board Meetings

12.1 The quorum for all meetings of the Board shall be at least three (3) Directors each present personally. Two (2) of the Directors shall be Cryptologic Directors for a quorum to be present. If within half an hour after the time fixed for the meeting, the Directors constituting the quorum are not present, the meeting shall be adjourned and reconvened to discuss the same agenda within fifteen (15) days at the same time of the day and the same venue. In the event that such reconvened meeting is not properly constituted, the Directors shall convene a meeting to be held within thirty (30) days, Provided Always that two (2) weeks' written notice specifying the date, time and place shall be given to each Director entitled to attend such meetings.

12.2 The Shareholders shall use all reasonable endeavours to procure that a quorum is present throughout each meeting of the Board.

-6

12.3 The Directors may meet at any place for the despatch of their business, adjourn and otherwise regulate their meetings as they deem fit. Unless otherwise agreed unanimously, a Board meeting shall be held at least once every three (3) months.

12.4 At least fourteen (14) Business Days' notice in writing of each meeting of the Board shall be given to each Director of the Company at the address from time to time provided by him to the Company for such purpose and such notice shall be accompanied by an agenda, identifying in reasonable detail, the matters to be considered at the meeting. No decision shall be taken on any matter at a meeting of the Board unless notice of such matter shall have been given in the manner aforesaid or waiver of such notice has been given in respect of such matter by all of the members of the Board.

12.5 Subject to clause 12.6, all resolutions of the Board shall be passed by a simple majority of the votes of the Directors.

12.6 A resolution in writing signed by a majority of the Directors appointed to the Company for the time being shall be as effective as a resolution duly passed at a meeting of the Directors and may consist of several documents in the like form, each signed by one or more Directors. The expression "in writing" and "signed" include approval by telefax, telex, cable, telegram, digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Director.

12.7 Without prejudice to clause 12.1, the Directors may meet together in person or by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, for the despatch of business and adjourn and otherwise regulate their meetings as they think fit. A resolution passed by such a conference shall, notwithstanding that the Directors are not present together at one place at the time of the conference, be deemed to have been passed at a meeting of the Directors held on the day and at the time at which the conference was held and shall be deemed to have been held at the registered office of the Company and, unless otherwise agreed, all the Directors participating at the meeting shall be deemed for all purposes of this Agreement to be present at that meeting.

12.8 A Director shall not be prohibited from voting or being counted in a quorum at any Board meeting in respect at any contract or arrangement in which he is or may be interested in provided he has disclosed the nature of his interest in accordance with applicable law (if any).

Shareholder Meetings

12.9 The quorum for a general meeting of the Company Shareholders shall be at least two (2) Shareholders (one of which shall be Cryptologic) both personally present or represented by proxy, attorney or representative, present throughout that general meeting. If within half an hour after the time fixed for the meeting, the Shareholders constituting the quorum are not present, the meeting shall be adjourned and reconvened within fifteen (15) days at the same time of day and the same venue. In the event that a quorum is not properly constituted at such adjourned meeting, the Shareholders shall convene a meeting within thirty (30) days, Provided Always that

two (2) weeks' written notice of the reconvened meeting, specifying the date, place and time shall be given to each Shareholder entitled to attend such meetings.

12.10 The Shareholders shall use all reasonable endeavours to procure that a quorum is present at and throughout each general meeting.

12.11 Subject to clause 12.12, all questions and issues arising at a general meeting of the Company shall, unless otherwise required by any applicable law, be decided in accordance with the votes of a majority of the Shareholders on a show of hands.

12.12 A resolution in writing shall:

12.12.1 be effective as an ordinary resolution duly passed at a general meeting of the Shareholders if signed by Shareholders representing a simple majority of the total voting rights of all Shareholders having a right to vote on the resolution at a general meeting of the Company on the date of circulation of such written resolution; or

12.12.2 be effective as a special resolution if it is stated as being a special resolution and signed by Shareholders holding at least 75% of the total voting rights of all Shareholders having a right to vote on the resolution at a general meeting of the Company on the date of circulation of such written resolution.

Such a resolution in writing may consist of several documents in the like form, each signed by one or more Shareholders. The expression "in writing" and "signed" include approval by telefax, telex, cable, telegram, digital or electronic signature or such other mode of approval or indication of approval as may be permitted by law by any such Shareholder.

12.13 Without prejudice to clause 12.1, the Shareholders may meet together in person or by telephone, teleconference or similar communications equipment or any other form of audio or visual instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all participants, for the despatch of business and adjourn and otherwise regulate their meetings as they think fit. A resolution passed by such a conference shall, notwithstanding that the Shareholders are not present together at one place at the time of the conference, be deemed to have been passed at a meeting of the Shareholders held on the day and at the time at which the conference was held and shall be deemed to have been held at the registered office of the Company and, unless otherwise agreed, all the Shareholders participating at the meeting shall be deemed for all purposes of this Agreement to be present at that meeting.

12.14 Any notice to Shareholders of a shareholders' meeting shall be given in accordance with any laws of Canada applicable to the Company.

13. RESTRICTIONS

13.1 None of the Individual Shareholders shall, whilst each of them are beneficially interested in any shares of the Company or for a period of one (1) year from the date on which any of them ceases to be beneficially interested in any shares of the Company, (and notwithstanding any intervening receivership, administration,

-6

liquidation or dissolution of the Company) do or permit any of the following without the prior written consent of the other Shareholders:

13.1.1 either solely or jointly with or on behalf of any person directly or indirectly carry on or be engaged or interested in or assist any person in carrying on any business competing with the Business or any business conducted by any subsidiaries of the Company;

13.1.2 solicit or assist any person in soliciting the custom of any person or entity who is or has been at any time during the term of this Agreement, a customer of the Company or its subsidiaries, for the purpose of offering to such customer, goods or services similar to or competing with those of the Business or any business conducted by any subsidiaries of the Company;

13.1.3 solicit or entice away or endeavour to solicit or entice away or assist any person to solicit or entice away or endeavour to solicit or entice away any Director or key employee of the Company or its subsidiaries, but without prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Company or its subsidiaries; or

13.1.4 cause or permit any person directly or indirectly under its control to do any of the foregoing acts or things.

Provided that nothing herein shall preclude or restrict Cryptologic or its respective subsidiaries from carrying on any activity which has been duly disclosed to the other Shareholders in writing.

13.2 Each undertaking in clause 13.1 shall be treated as independent of the other undertakings so that, if one or more is held to be invalid as an unreasonable restraint of trade or for any other reason, the remaining undertakings shall be valid to the extent that they are not affected.

13.3 Whilst the undertakings in clause 13.1 are considered by the parties to be reasonable in all the circumstances, if one or more is held invalid as an unreasonable restraint of trade or for any other reason but would have been held valid if part of the wording had been deleted, the period reduced or the range of activities or area dealt with reduced in scope, the undertakings shall apply with such modifications as may be necessary to make them valid.

14. PREFERENCE A SHARES

14.1 The Preference A Shares shall have such rights attaching to them as are prescribed in the articles of association of the Company.

15. SERVICE AND EMPLOYMENT CONTRACTS

15.1 The Shareholders' shall procure:-

15.1.1 that each of the Individual Shareholders of the Company shall enter into service contracts not exceeding three years and containing such terms and conditions as are usual and customary for a document of its nature and

cf

including but without limitation, restrictive covenants, confidentiality provisions and such other terms as the Shareholders may agree upon, to protect the interests of the Company; and

15.1.2 that each employee of the Company shall be given an employment contract containing such terms and conditions as are usual and customary for a document of its nature and including but without limitation, restrictive covenants, confidentiality provisions and such other terms as the Shareholders may agree upon, to protect the interests of the Company.

16. THE LOAN

16.1 The 1st Advance shall be paid to the Company in Quarterly Advances in accordance with the milestones as set out in Schedule 6.

16.2 It is to be noted that the investment by Cryptologic (as noted in Schedule 6) of $1,250,000 is represented by US$796,000 investment (as described above in Clause 4) for the subscription of the shares in the Company and the US$454,000 advance represented as a loan under the terms of this Agreement.

16.3 Cryptologic may at its sole discretion advance the Additional Loan to the Company at such times and in such manner as Cryptologic may in its sole discretion determine from time to time. The 1st Advance and Additional Loan shall together be the "**Loan**". The Loan shall bear interest at 1% above the base rate of the Royal Bank of Canada from time to time, calculates and compunded quarterly, provided always that the rate of interest shall never be below 5%.

16.4 Any advance of the Loan shall be made to the Company at the discretion of Cryptologic and in accordance with Schedule 6, provided always that:

16.4.1 In respect of the 1st Advance Cryptologic receives from the Company satisfactory evidence that the Company has achieved the aggregate revenue targets associated with the fiscal quarter immediately prior to the date of the advance of the Quarterly Advance and that Cryptologic is satisfied with such information;

16.4.2 Cryptologic is in possession of an executed Security Document and any ancillary documents to the Security Document in the form agreed between the Company and Cryptologic; and

16.4.3 no Event of Default or Potential Event of Default has occurred and is continuing or would result from the making of such an advance and the representations and warranties set out in Clause 19 below are true and accurate in all material respects as if given on the day of making the Loan and by reference to the facts then existing and would not become inaccurate nor untrue in any material respects as a result of making the Loan.

-6

16.5 In the event that Cryptologic is not satisfied under Clause 16.4.1, the parties shall enter into negotiations (not exceeding (30) thirty days) to resolve the matter, failing which Cryptologic shall be entitled to cancel the Quarterly Advance or the Loan.

Purpose of Loan

16.6 The Loan is intended for establishment of the working capital requirements of the Company, Newco and all other subsidiaries of the Company, including any contributions of capital to be made in respect of any of the Company's subsidiaries and to allow the Company, Newco and the subsidiaries to pursue the actions and initiatives set forth in Schedule 6 hereto.

16.7 The Company shall register the Loan with the relevant State Authority for Foreign Exchange in the PRC, if and where relevant.

Security

16.8 The Loan shall be secured by the security created over the Secured Assets in accordance with the Security Document.

Repayment

16.9 The Loan and any interest accrued thereon shall be repayable to Cryptologic pursuant to the Conversion Right specified in Clause 17 below.

16.10 In the event, Cryptologic does not exercise its Conversion Right, whether in accordance with Clause 17.7.5 or otherwise, the Company shall repay the full amount of the Loan or any outstanding part of the Loan, together with any interest accrued thereon within thirty (30) Business Days of demand by Cryptologic ("**Repayment Date**").

Prepayments

16.11 The Company may not prepay any part of the Loan, without the prior written consent of Cryptologic. If Cryptologic permits any prepayment then such prepayment shall be made in accordance with Cryptologic terms and pursuant to Clauses 16.12 to 16.14.

16.12 Any prepayment made under this clause shall be made with accrued interest on the prepaid or repaid amount.

16.13 The Company shall not be entitled to re-borrow any amount of the Loan which is repaid or prepaid.

16.14 The terms of repayment (Clause 16.9 and 16.10 above) and prepayment (Clause 16.11 to 16.14) shall be subject to annual review, and may be amended or restated as agreed between the Company and Cryptologic.

cb

Negative Pledge

16.15 The Company hereby covenants with Cryptologic that the Company will not at any time, except with prior written consent of Cryptologic:

16.15.1 create or purport to create or permit to subsist any Encumbrance on or in relation to the Secured Assets save for the permitted Encumbrances as set out in Schedule 2 and this Agreement; or

16.15.2 sell, assign, transfer, lease, share occupation or part with possession of or otherwise dispose of all or any of the Secured Assets or any interest therein; or

16.15.3 create or grant or purport to create or grant any interest in the Secured Assets in favour of a third party.

Payments

16.16 All payments to be made by the Company to Cryptologic under this Agreement shall be made in US Dollars no later that 10 a.m. on the relevant day to such account as Cryptologic may notify the Company from time to time.

16.17 Any payments shall be made in free and clear of and without any deduction for or on account of any tax, set off or counterclaim.

16.18 Cryptologic may advance to the Company such further amounts, subject to the terms and conditions of this Agreement, as Cryptologic may in its sole discretion think fit.

17. THE LOAN CONVERSION RIGHTS

17.1 Cryptologic shall have the right at its sole option, to convert any outstanding amount of the Loan (including any unpaid interest accrued on the Loan) in whole or in part into fully paid Preference A Shares in accordance with the provisions of this Clause.

17.2 The Conversion Right shall be exercisable by Cryptologic, subject to Clause 17.7, by completing and serving a Conversion Notice in respect of the amount of the Loan to be converted and delivering the same to the Company, subject to any applicable fiscal or other laws or regulations.

17.3 The conversion value of the Company for the conversion of the Loan into Preference A Shares shall be calculated on the basis of five (5) times the consolidated earnings of the Company, before interest, tax and depreciation for the twelve (12) month period immediately prior to the date of the Conversion Notice ("**Conversion Value**"). In determining the Conversion Value regard shall be had to the Audited Statements (as defined below).

17.4 For the avoidance of doubt, the Conversion Value shall never be less than US$4,000,000.

17.5 The number of Preference A Shares that shall be issued to CryptoLogic upon the conversion of any portion of the Loan, shall be such number as represents, on a fully diluted basis and having regard to the issuance of the subject Preference A Shares, the percentage of the total number of issued and outstanding shares of the company derived by applying the following formula:

$$\frac{\text{Amount of Loan being converted}}{\text{Conversion Value}} \times 100\%$$

By way of example, and for greater certainty, in the event that Cryptologic wishes to convert $1,000,000 of the Loan, and at the time of issuance of the Conversion Notice, the Conversion Value was $5,000,000, CryptoLogic would be issued such number of Preference A Shares as would represent, after the issuance of such shares, twenty (20%) percent of the total number of issued and outstanding Shares of the Company.

17.6 Within thirty (30) Business Days of the date of Conversion Notice, the Company shall deliver to Cryptologic audited consolidated financial statements of the Company for the twelve (12) month period immediately prior to the date of the Conversion Notice (**"Audited Statements"**). The Audited Statements shall be prepared by independent auditors selected by mutual agreement between the the Inldividual Shareholders and Cryptologic and prepared in accordance with the accounting standards and generally accepted accounting principles consistently applied in Canada.

17.7 Cryptologic shall have the right to exercise the Conversion Right in the following manner:

17.7.1 US$454,000 of the outstanding Loan may be converted into fully paid Preference A Shares at any time , subject to restrictions set out in 17.7.5;

17.7.2 Any time prior to the first anniversary of the date hereof, Cryptologic may convert such amount of the outstanding Loan into Preference A Shares which would entitle Cryptologic, upon conversion, to become a holder of 35% of the entire issued share capital of the Company. For the avoidance of doubt, in calculating the 35% shareholding the Company and Cryptologic are to include any previous shareholdings of Cryptologic in the Company;

17.7.3 Any time after the first anniversary of the date hereof Cryptologic may convert such amount of the outstanding Loan into Preference A Shares which would entitle Cryptologic, upon conversion, to become a holder of 51% of the entire issued share capital of the Company. For the avoidance of doubt, in calculating the 51% shareholding the Company and Cryptologic are to include any previous shareholdings of Cryptologic in the Company;

-6

17.7.4 At any time after the third anniversary of the date hereof, Cryptologic may convert the amount of the Loan, not already converted, into Preference A Shares Provided Always that Cryptologic may only convert such part of the outstanding Loan into Shares if such exercise of the Conversion Right would result in Cryptologic holding in aggregate no more than 60% of the entire issued share capital of the Company; and

17.7.5 Cryptologic shall only be able to exercise its Conversion Right over such amount of the outstanding Loan which would result in Cryptologic holding no more than 60% of the entire issued share capital. The remainder of the outstanding Loan which has not been converted into Shares shall then be subject to the repayment provision at Clause 16.10 above.

17.8 The Company shall be responsible for the payment of all taxes and stamp, issue and registration duties (if any) arising on conversion and for the avoidance of doubt, all taxes, duties, fees and other expenses (if any) payable in respect of the allotment and issue, of the Preference A Shares to be issued on such conversion shall be borne by the Company, except that Cryptologic shall bear its own costs to the extent that such are incurred by reason only of the special circumstances of Cryptologic.

17.9 For the avoidance of doubt, upon the exercise of the Conversion Right, the entitlement to any interest calculated by reference to the amount of the Loan the Conversion Right in respect of which has been exercised as aforesaid shall cease as of the Conversion Date.

17.10 The Company shall allot and issue to Cryptologic the Preference A Shares arising on conversion for the account of Cryptologic credited as fully paid up and deliver or procure to be delivered to Cryptologic share certificates for the Preference A Shares within 14 Business Days after, and with effect from, the Conversion Date.

18. LOAN EVENTS OF DEFAULT

18.1 Each of the following events shall be an Event of Default for the purposes of Clause 16 above:

18.1.1 The Company fails to pay the full amount of the Loan together with any Interest in accordance with Clause 16.9 and 16.10 above;

18.1.2 there is a breach of any obligations and/or any terms in this Agreement, and in the case of any breach of an obligation or term of this Agreement which is capable of remedy, it is not remedied within 30 days of such breach;

18.1.3 the Company :

(a) is unable to pay all or any part of its debts without reasonable cause or ceases or threatens to cease to carry on its business or takes proceedings or other steps with a view to deferring its indebtedness or

-6

any part of its indebtedness which it will otherwise be unable to pay when due;

(b) makes a general assignment or an arrangement or composition with or for the benefit of its creditors generally;

(c) becomes insolvent or is unable or legally deemed unable to pay its debts or admits in writing its inability to pay its debts as and when they fall due; or

(d) has a distress or execution or other legal process levied or enforced upon or sued out against any material part of the Company's business, property or assets and such distress, execution or legal process is not terminated or discharged within fourteen (14) days;

18.1.4 an encumbrancer takes possession of, or a receiver or administrator or other similar officer is appointed over the whole or any part of the property or assets of the Company;

18.1.5 except for the purpose of a solvent reconstruction or amalgamation on terms and conditions which shall have first been approved by Cryptologic:

(a) a petition is presented or other proceedings initiated for its winding-up, or administration of the Company which is not discharged for a period of thirty (30) days; or

(b) a court order is made for the winding up, bankruptcy, or administration of the Company;

18.1.6 any other indebtedness in respect of borrowed money of the Company:

(a) is not paid when due or within any applicable grace period in any agreement relating to that indebtedness without reasonable cause; or

(b) becomes (or becomes capable of being rendered) due and payable before its normal maturity by reason of a default or event of default (actual or potential), however described;

18.1.7 any creditor of the Company becomes entitled to declare any indebtedness of the Company due and payable prior to its specified maturity as a result of an event of default (or other event equivalent to an event of default);

18.1.8 the present or future security constituted by any mortgage or charge upon the whole or any part of the undertaking or assets of the Company shall become enforceable and/or steps are taken to enforce the same;

18.1.9 a moratorium is agreed or declared in respect of any indebtedness of the Company or where any government authority or agency condemns, seizes, compulsorily purchases or expropriates all or a substantial part of the assets of the Company;

18.1.10 it is or will become unlawful for the Company to perform or comply with any one or more of its material obligations under this Agreement;

18.1.11 any litigation or arbitration proceeding (whether criminal or civil) is instituted against the Company which would have a material adverse effect on its financial condition;

18.1.12 it is claimed by or on behalf of the Company that the terms of this Agreement are not binding and enforceable against it;

18.1.13 the termination of the operation of the Company for whatever reason and/or Cryptologic ceasing to have beneficial interest in the Company; and

18.1.14 any event occurs in relation to the Company which, under the laws of any applicable jurisdiction, has an effect analogous or equivalent to any of the events referred to in this Clause 18.1.

18.2 Upon the occurrence of an Event of Default and at any time thereafter whilst it is continuing, whether or not notice shall have been given to the Company of the occurrence of such event of default, the Loan together with any interest thereon and any other sums that may become due to Cryptologic under this Agreement shall become due and payable immediately on demand.

18.3 Upon the occurrence of an Event of Default interest at a rate 5% above the base rate of the Royal Bank of Canada from time to time (**"Default Interest"**) shall be payable by the Company on any sum which remains outstanding or unpaid immediately after the Repayment Date. Such Default Interest shall accrue on a day to day basis until such time the unpaid or outstanding sum, together with any such Default Interest paid in full to Cryptologic.

19. WARRANTIES AND REPRESENTATIONS

19.1 The Individual Shareholders hereby represents and warrants as follows (**"Warranties"**):-

19.1.1 The Company has good and marketable title to all if its assets, free and clear of all encumbrances, save and except the permitted encumbrances as expressly disclosed in Schedule 3 hereto;

19.1.2 The Company has, all necessary power and authority in order to execute this Agreement and any ancillary documents relating there to and the documents referenced herein, and to fulfill its obligations hereunder and thereunder;

4

19.1.3 The financial statements of the Company for the year ended 30 June 2006 provided to Cryptologic have been prepared in accordance with Canadian generally accepted accounting principals, and accurately reflect the financial condition of the Company as at the date of their preparation;

19.1.4 Schedule 2 accurately sets forth all issued and outstanding shares in the capital of the Company, and the registered shareholders thereof. Save and except as set forth in Schedule 2, no third party has any interest in any of the shares in the capital on the Company, or has any right or option to acquire shares in the capital of the Company;

19.1.5 The entering into of this Agreement and any document referred to herein or related to thereto and the completion of the transactions contemplated herein, does not cause the Company to breach any contractual obligations to any third parties; and

19.1.6 The Company is not indebted to any third party, save and except as disclosed in Schedule 5 hereto.

19.1.7 None of the Group Companies nor the respective directors of any of these Group Companies has/have committed and/or is in breach of any of the laws of any country in relation to the affairs of such Group Company and having an adverse material effect on the affairs of such Group Company;

19.1.8 The Company owns good and marketable title to all (or such portions) of the shares it holds in the capital of its subsidiaries.

19.2 The Company warrants and undertakes with Cryptologic that each of the Warranties are true and accurate in all material respects and not misleading at the date of this Agreement and will, continue to be true and accurate in all material respects and not misleading.

19.3 The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement.

19.4 If prior to the repayment of the Loan the Company shall become aware of any event which results or is likely to result in any of the Warranties being unfulfilled, untrue, incorrect or misleading, it shall immediately notify Cryptologic in writing thereof and it shall make any investigation concerning the event which Cryptologic and/or any of its nominees may reasonably require.

19.4 The Company shall not do, allow or procure any act or omission before the repayment of the Loan which would constitute a breach of any of the Warranties or would make any of the Warranties unfulfilled, untrue, inaccurate or misleading in any respect if they were so given.

19.5 The Company shall use its best endeavours to give to Cryptologic all such information and documentation relating to any of their Group Company in their

possession or control as Cryptologic shall require to enable it to be satisfied as to the accuracy and due observance of the Warranties.

20. DRAG-ALONG AND TAG-ALONG RIGHTS

20.1 For the purposes of this clause "**Qualifying Offer**" shall mean an offer at arm's length, in writing by or on behalf of any person ("**Offeror**") to the holders of the entire equity share capital in the Company to acquire all their equity share capital.

20.2 If the holders (such holder shall include Cryptologic) of not less than 60% of the Company's voting shares, then in issue of the Company ("**the Transferring Shareholders**") wish to accept the Qualifying Offer, then the provisions of this clause shall apply.

Drag-Along Rights

20.3 The Transferring Shareholders shall give written notice to the remaining holders of equity share capital ("**Dragging Parties**") of their wish to accept the Qualifying Offer (with a copy to the Company) and the Dragging Parties shall thereupon become bound to accept the Qualifying Offer and to transfer their shares in the Company to the Offeror (or his nominee) with full title guarantee on the date specified by the Transferring Shareholders.

20.4 If any Dragging Party shall not, within five (5) Business Days of being required to do so, execute and deliver transfers in respect of the equity shares held by him and deliver the certificate(s) in respect of the same (or a suitable indemnity in lieu thereof), then any Transferring Shareholder shall be entitled to execute, and shall be entitled to authorise and instruct such person as he thinks fit to execute, the necessary transfer(s) and indemnities on the Dragging Parties behalf and, against receipt by the Company (on trust for such Shareholder) of the consideration payable for the relevant shares, deliver such transfer(s) and certificate(s) or indemnities to the Offeror (or his nominee) and register such Offeror (or his nominee) and as the holder thereof and, after such registration, the validity of such proceedings shall not be questioned by any person.

20.5 Upon any person, following the issue of a notice pursuant to clause 20.3 becoming a member of the Company pursuant to the exercise of a pre-existing option to acquire shares in the company ("**New Member**"), a notice shall be deemed to have been served upon the New Member on the same terms as the previous notice who shall thereupon be bound to sell and transfer all such shares acquired by him to the Offeror or as the Offeror may direct and the provisions of this clause shall apply mutatis mutandis to the New Member save that completion of the sale of such share shall take place forthwith upon the notice being deemed served on the New Member.

Tag-Along Rights

20.6 The Transferring Shareholders shall give written notice to the remaining holders of equity share capital ("**Tagging Parties**") of their wish to accept the Qualifying Offer (with a copy to the Company) setting forth the date of the proposed transfer and the terms and conditions upon which such shares held by them are to be transferred. Each Tagging Party shall have the right ("**Tag-Along Right**"), but not the obligation,

4

exercisable by written notice to the Transferring Shareholder at any time within five (5) Business Days after receipt of such notice to prohibit such a transfer or acceptance of the Qualifying Offer unless all of such Tagging Party's shares are included in the proposed transfer at the same price and upon the same terms and conditions as the shares specified in the Qualifying Offer .

20.7 The Shareholders agree to cause the Company to take any and all steps to give effect to any transfer permitted under this clause.

SHOTGUN

21.1 Any Shareholder may at any time after the third anniversary of the date hereof, give notice to the other Shareholders in the manner provided in this Section an offer:

(a) to purchase (the "**Purchase Offer**" in this section) all, but not less than all, of the shares of the Company owned by each of the other Shareholders (herein referred to as the Offerees"), and

(b) to sell (the "**Sale Offer**" in this section) to each of the other Shareholders all, but not less than all, of the shares owned by the Offeror.

21.2 Upon an offer being received by the other Shareholders and pending completion of the transactions contemplated therein, none of the Shareholders shall do or cause to be done or permit the Company to do anything except in the ordinary course of business of the Company.

21.3 The Offer shall be in writing and shall contain the following:

(a) a Purchase Offer;

(b) a Sale Offer; and

(c) the price to be paid in cash for each share pursuant to the Purchase Offer and the Sale Offer, which shall be the same for both Offers (referred to in this section as the "Purchase Price"), except that the Purchase Price for the Preference A Shares shall be the Price set out for the Common Shares plus the redemption value of the Preference A Shares.

21.4 The Offerees shall, within ninety (90) days ("**Consideration Period**") following the date of the Offer, accept either the Purchase Offer or the Sale Offer by notifying the Offeror and the Company in writing. The following provisions shall apply with respect to the acceptance or rejection of any Offer:

(d) if all of the Offerees accept the Purchase Offer, each of the Offerees shall be obligated to sell all their shares of the Company to the Offeror and the Offeror shall be obligated to purchase such shares;

(e) if all of the Offerees accept the Sale Offer, each of the Offerees shall be obligated to purchase all of the Offeror's shares of the Company, *pro rata*, in the proportion which the number of shares owned by each Offeree bears to the total number of shares owned by all Offerees;

(f) if some of the Offerees accept the Purchase Offer and some of the Offerees accept the Sale Offer, then the Offerees who accept the Sale Offer shall be obligated to purchase all of the shares of the Company owned by the Offeror and by the Offerees who accepted the Purchase Offer. For greater certainty,

6

the Offeror shall not be entitled to purchase the shares owned by some of the Offerees and sell his shares to some of the Offerees; and

(g) if any of the Offerees fails or refuses to accept either the Purchase Offer or the Sale Offer within the time prescribed, such Offeree shall be deemed to have accepted the Purchase Offer and to have agreed to sell shares of the Company pursuant to the provisions of this Section.

21.5 The completion of the purchase and sale pursuant to this section shall be within 30 days of the formation of a contract hereunder. Should the parties be unable to agree mutually, then the completion of the purchase and sale shall take place at the offices of the Company's solicitors at 10:00 a.m., on the 30th day following the expiration of the Consideration Period. In the event the said 30th day is not a Business Day, the Closing date shall be the next following Business Day.

22. TERMINATION

22.1 This Agreement terminates immediately upon the occurrence of any of the following events:

22.1.1 a resolution is passed for the winding up of the Company; or

22.1.2 a receiver, administrator or such other official is appointed over the whole or any part of the assets of the Company or the affairs, business and property of the Company is to be managed by a supervisor under any arrangement made with the creditors of the Company; or

22.1.3 the shares of the Company become listed on a recognised stock exchange.

22.2 Termination of this Agreement shall be without prejudice to the rights of any Shareholder accrued prior to such termination, or under any provision which is expressly stated not to be affected by such termination including in respect of any prior breach of this agreement.

22.3 On a winding-up, the Shareholders shall endeavour to agree a suitable basis for dealing with the interests and assets of the Company and shall endeavour to ensure that:

22.3.1 all existing contracts of the Company are performed so far as resources permit;

22.3.2 no new contractual obligations are entered into by the Company; and

22.3.3 the Company is wound up as soon as practicable.

23. STATUS OF THIS AGREEMENT AND THE PARTIES OBLIGATIONS

23.1 Each Shareholder shall exercise all voting rights and other powers of control available to him in relation to the Company so as to procure (so far as each is respectively able by the exercise of such rights and powers) that, at all times during the term of this Agreement, the provisions of this Agreement are duly and promptly observed and given full force and effect according to its spirit and intention.

23.2 If any provisions of the memorandum or articles of association or any other constitutional document of the Company at any time conflict with any provisions of this Agreement, this Agreement shall prevail and the Shareholders shall, whenever necessary, exercise all voting and other rights and powers available to them to procure the amendment, waiver or suspension of the relevant provision of the memorandum or articles of association or such constitutional document of the Company to the extent necessary to permit the Company and its affairs to be administered as provided in this Agreement.

24. NO PARTNERSHIP

24.1 The Shareholders are not in partnership with each other, nor are they agents of each other.

25. CONFIDENTIALITY

25.1 No Shareholder shall divulge or communicate to any person (other than those whose province it is to know the same or with proper authority) or use or exploit for any purpose whatsoever, any of the trade secrets or confidential knowledge or information of the Company or its subsidiaries or any of the other parties which any Shareholder may receive or obtain as a result of entering into this Agreement, and each Shareholder shall use their reasonable endeavours to prevent their employees or agents, if any, from so doing. This restriction shall continue to apply without limit in point in time, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the relevant Shareholder.

26. NOTICES

26.1 Any notice given under this agreement shall be in writing and shall be delivered by hand, transmitted by fax, or sent by pre-paid first class recorded air mail post to the address of the party as set out in clause 26.2, or to such other address notified to the other parties. A notice delivered by hand is deemed to have been received when delivered (or if delivery is not in business hours, 9.00 am Toronto Time on the first Business Day following delivery). A correctly addressed notice sent by pre-paid first class recorded air mail post shall be deemed to have been received at 10.00 a.m. Toronto Time on the tenth (10) Business Day after it was put into the post. A notice sent by fax to the fax number of the relevant party shall be deemed to have been received at the time of transmission provided the transmission receipt, evidencing the time and date of transmission, is sent by prepaid post to the receiving party as soon as practicable thereafter.

26.2 The addresses for service of notice for:

26.2.1 Cryptologic

(a) Address: Level 27 Prudential Tower, 30 Cecil Street, Singapore 049712
(b) Fax Number: [ ]
(c) For the Attention of: Mr. Shailesh Naik

6

26.2.2 Individual Shareholders as provided in Schedule 2

26.2.3 The Company:

(a) Address: 401 Alden Road, Suite 15, Markham, Ontario, L3R 4NA, Canada
(b) Fax number: [1-905-]940-2065
(c) For the attention of: Mr. Cheng Wei

27. SERVERANCE

27.1 If any provision (or part of a provision) of this agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

27.2 If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

28. COSTS AND EXPENSES

28.1 Each Shareholder shall pay the costs relating to the negotiation, preparation, execution and implementation by him of this agreement in the same proportion to which he holds shares in the Company.

29. CONTINUING EFFECTS OF THIS AGREEMENT

29.1 This Agreement shall be binding upon and shall inure for the benefit of each Shareholders' successors and assigns.

29.2 No Shareholder may assign or transfer any of its rights under this Agreement without the prior written consent of the other Shareholders.

30. COUNTERPARTS

30.1 This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when duly executed shall be an original but all the counterparts shall together constitute one and the same document.

31. AMENDMENTS

31.1 No purported variation, modification, amendment or cancellation of this Agreement shall be effective unless made in writing and signed by all Shareholders.

32. COMPANY'S RIGHTS

32.1 Notwithstanding any provision of this Agreement, nothing in this Agreement shall impose any condition on the Company which the Company is not lawfully be able to carry out.

33. WAIVER

33.1 Any waiver of any breach of this Agreement shall not be deemed to apply to any succeeding breach of the provision or of any other provision of this Agreement. No failure to exercise and no delay in exercising on the part of any of the parties any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

34. ARBITRATION

34.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Ontario pursuant to the *Arbitrations Act* (Ontario). The Tribunal shall consist of one arbitrator to be mutually agreed between between the parties and if no agreement is reach within 14 days of any notice of arbitration being served, then any party may request the arbitration to be appointed by a judge in the Superior Court of Ontario.

35 GOVERNING LAW AND JURISDICTION

35.1 This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of Ontario and federal laws of Canada applicable therein.

-6

SCHEDULE 1

Deed of Adherence

THIS DEED is made and delivered the day of [200]

BY [ ] of[ ] ("the New Shareholder")

WHEREAS:

(A) [ ](1) and [ ](2) and [ ]("the Company") (3) ("the Original Parties") are parties to a Shareholders Agreement dated [ ] [200[] ("the Agreement") relating to the Company

(B) The several person ("the Prior Consenting Parties") whose names are set out in column 1 of the Schedule to this Deed are all additional parties to the Agreement by virtue of the Deeds of Adherence the dates of which are set out in column 2 of the Schedule]

(C) It is a term of the Agreement that transferees and new shareholders execute a deed in the form of this Deed

NOW THIS DEED WITNESSES as follows.

1 Terms defined in the Agreement shall have the same meanings when used in this Deed

2. The New Shareholder hereby declares in favour of each of the Original Parties that [he/she/it] is hereafter bound by the provisions of the Agreement as fully as if the New Shareholder were an original signatory to the Agreement and a Shareholder

3. Without limiting the generality of the foregoing the New Shareholder hereby undertakes to each of the Original Parties to procure the prior execution of a Deed in the form set out in Schedule 1 to the Agreement by any transferee of the New Shareholder's shares

IN WITNESS of which the parties have executed this Deed which is delivered the day and year first before written

THE SCHEDULE

(1) Name of Prior Consenting Parties	**(2) Dates of Deeds**

SIGNED as a deed by)
in the presence of :-)

4

SCHEDULE 2

Individual Shareholders

Name of Shareholder	Address	Number and class of Shares held	Percentage of Shareholding
Xilong (Simon) Kang		26.53 common	26.53%
Zhuo (George) Chen		26.53 common	26.53%
Zhizhou (Howard) He		13.26 common	13.26%
Wei (William) Cheng		23.68 common	23.68%
Dong Huang		4 common	4%
Yan Li		3 common	3%
Zhengwen Lei		3 common	3%
TOTAL		**100**	**100%**

SCHEDULE 3

Secured Party	Registration Number	Collateral Description
The Toronto-Dominion Bank	20060412 1454 1530 5418	Inventory, Equipment, Accounts, Other, Motor Vehicle Included
GMAC Leaseco	20061019 1451 1530 1846	Consumer Goods, Equipment, Other, Motor Vehicle Included
CryptoLogic Inc.	20070209 1057 1590 9672	Inventory, Equipment, Accounts, Other, Motor Vehicle Included

ơ

SCHEDULE 4

[not used]

6

SCHEDULE 5

Indebtedness of the Company to a Third Party

	Jun 1, 07
Liabilities	
Current Liabilities	
Accounts Payable	
Account Payable	17,739.55
Total Accounts Payable	17,739.55
Other Current Liabilities	
Bank Loan - TD	30,666.62
Customer deposit - CAD	30,539.52
GST Payable	-82.14
Loan from shareholder	714,929.00
Note Payable-CAD	57,278.84
Note Payable-USD	59,212.90
PST	-1.14
Total Other Current Liabilities	892,543.60
Total Current Liabilities	910,283.15
Long Term Liabilities	
Loan from CRYPTOLOGIC INC	140,370.00
Total Long Term Liabilities	140,370.00
Total Liabilities	1,050,653.15

6

SCHEDULE 6

Investment from CRY	[illegible]	2nd Q, 07 [illegible]	3rd Q, 07 $400K	4th Q, 07 $200K	1st Q, 08 $100K	2nd Q, 08	3rd Q, 08	4th Q, 08	2009	2010	2011
Milestone											
Registered Member([illegible])	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Total	[illegible]	790,000	1,290,000	2,340,000	3,100,000	4,300,000	[illegible]	[illegible]	[illegible]	11,200,000
CCU([illegible])	MMORPG	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Casual game	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Total	[illegible]	[illegible]	22,000	[illegible]	[illegible]	55,000	[illegible]	87,000	111,000	[illegible]
Income	MMORPG	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Casual game	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Total	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Expense	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Casual game	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Total	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
Profit Before Tax	MMORPG	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Casual game	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
	Total	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

[illegible]

[illegible]

SCHEDULE 7

[not used]

SCHEDULE 8

Conversion Notice

From: Cryptologic (Asia Pacific) Pte. Ltd.

To: 568 Network Inc

Date:

Dear Sirs,

I refer to the shareholders agreement (the "**Agreement**") dated 2007 made between 568 Network Inc and Cryptologic (Asia Pacific) Pte. Ltd. Capitalised terms defined in the Agreement shall have the same meaning in this notice.

We hereby irrevocably give notice to convert the such amount of the Loan as specified below into fully paid Preference A Shares in accordance with the Agreement, such shares to be issued in the name of the Cryptologic (Asia Pacific) Pte. Ltd. and as specified below.

Amount of the Loan to be converted into:	______________
Number of Shares to be Issued	______________
Name in which Preference A Shares to be issued :	______________
Signature of Cryptologic:	______________

Yours faithfully

For and on behalf of
Cryptologic (Asia Pacific) Pte. Ltd.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by

Authorised Signatory
For and on Behalf of
CRYPTOLOGIC (ASIA PACIFIC) PTE. LTD.

in the presence of

Name
Address
Occupation

Signed by

Authorised Signatory
For and on Behalf of
568 NETWORK INC

in the presence of

Name Xilong Kang
Address 401 Alden Rd. Unit 15. Markham. ON. L3R 4N4
Occupation

Signed by

XILONG (SIMON) KANG

in the presence of

Name Xilong Kang
Address 30 Tarabob Crt. Apt 1207. Scarborough, ON. M1W 2G2. Canada.
Occupation

Signed by

ZHUO (GEORGE) CHEN

in the presence of

Name Zhuo Chen
Address 67 Darnborough Way. Scarborough. ON. M1W 2G2. Canada.
Occupation

Signed by

ZHIZHOU (HOWARD) HE

in the presence of

Name Zhizhou He
Address 30 Carabob Crt. Apt 707. Scarborough. ON M1T 3N2, Canada.
Occupation

Signed by

WEI (WILLIAM) CHENG

in the presence of

Name Wei Cheng
Address 1-3-501 Xinliju. Xinwenhua Garden. Fuan St. Tianjin. 300080 China
Occupation

Signed by

DONG HUANG

in the presence of

Name Dong Huang
Address 10B, T1 Jiahui Plaza, 2601 Xietu Rd, Xujiahui, Shanghai, China
Occupation

Signed by

YAN LI

in the presence of

Name Yan Li
Address 8G, T1 Jiahui Plaza, 2601 Xietu Rd. Xujiahui. shanghai. China
Occupation

Signed by [signature]

ZHENGWEN LEI

in the presence of

Name Zhengwen Lei
Address 660 Shancheng Rd. Pudong, Shanghai, China
Occupation

C6